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                                                                       Exhibit 5
                       PORTER, WRIGHT, MORRIS & ARTHUR LLP
                              41 South High Street
                            Columbus, Ohio 43215-6194
                            Telephone: (614) 227-2000
                            Facsimile: (614) 227-2100


                                 October 7, 2002



Value City Department Stores, Inc.
3241 Westerville Road
Columbus, Ohio 43224


         Re:      Registration Statement on Form S-8
                  Value City Department Stores, Inc.
                  Amended and Restated 2000 Stock Incentive Plan (the "Plan")

Gentlemen:

         We have acted as counsel for Value City Department Stores, Inc., an Ohio corporation ("Value City"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by Value City with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of an additional 10,000,000 shares of Value City Common Stock, without par value (the "Shares"), to be issued under the Plan.

         In connection with this opinion, we have examined such corporate records, documents, and other instruments of the registrant as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ PORTER, WRIGHT, MORRIS & ARTHUR LLP

                                       PORTER, WRIGHT, MORRIS & ARTHUR  LLP